Exhibit 10.2

Amendment to
Change of Control Protection Agreement

This Amendment to Change of Control Protection Agreement dated as of June 1, 2005 (the “Amendment”) is entered into by and between United Defense Industries, Inc., a Delaware corporation (the “Company”) and                          (the “Executive”) for the purpose of amending the provisions of that certain Agreement dated                          between the Company and the Executive relating to certain payments to the Executive in connection with a termination of employment following a corporate transaction (as amended prior to the date hereof, the “Agreement”).

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth below for their mutual benefit and convenience, in order for its provisions to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. The following new sentence is hereby added to the last paragraph in Section 4:

Notwithstanding any other provision of this Agreement to the contrary, all payments pursuant to this Section 4 shall be deferred until six months after the Executive’s Date of Termination to the extent necessary to avoid the application of the additional tax under Section 409A of the Internal Revenue Code of 1986, as amended.

2. All references in the Agreement to “the Agreement” or “this Agreement” shall mean the Agreement as modified by this Amendment. As so modified, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first set forth above.

UNITED DEFENSE INDUSTRIES, INC.	Executive

By:

Title: